Exhibit 99.1

CASCADE NATURAL GAS CORPORATION ANNOUNCES EXECUTIVE RESTRUCTURING

For Immediate Release

Contact:	Larry C. Rosok
Cascade Natural Gas Corporation
206/381-6711

July 29, 2005 [Seattle] —   Cascade Natural Gas Corporation [NYSE:CGC] is announcing an executive restructuring that is effective immediately.   David W. Stevens, President and CEO, said, “These changes reflect Cascade’s focus on effective execution of our business strategy while emphasizing customer service, which is a core value for Cascade and essential for our future success.”

Julie Marshall is being promoted to Vice President – Customer Service.  Julie will oversee call center operations, marketing and sales.  Julie was most recently Director – Customer Service and holds a BA in Sociology from the University of Washington.  She has been with Cascade since 1973 holding positions of increasing responsibility in Customer Service activities.  Mike Gardner is being promoted to Vice President – Operations.  Mike was most recently Executive Director – District Operations for Cascade.  He has been with Cascade since 1991, holding positions of increasing responsibility in Engineering and District Operations.  He has a BS in Mechanical Engineering from the University of Washington and received an Executive MBA from the University of Washington in 2003.  The Chief Operating Officer position is being eliminated in the restructuring.  Will Odell, who has served as COO, will be departing the Company.

“I am confident that with the experience, knowledge and history of effective execution, Mike Gardner and Julie Marshall will provide strong leadership in these new positions as Cascade moves forward,” said David Stevens.

Cascade Natural Gas Corporation, a natural gas distribution company, serves approximately 227,000 residential, commercial, industrial and transportation customers in 93 communities in Washington and Oregon.  More information is available at www.cngc.com.

Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy, consolidation in the energy industry, natural gas prices, performance issues with key natural gas suppliers and upstream pipelines, the capital-intensive nature of the Company’s business, regulatory issues, including the need for adequate and timely rate relief to recover capital and operating costs and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to “bypass” or the shift by such customers to special competitive contracts at lower per-unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company’s service area.